Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement No. 333-259281 on Form S-3 and the related Prospectus, and to the incorporation by reference therein of our audit report dated March 8, 2022 with respect to our audits of the consolidated balance sheets of Momentus Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes to the financial statements.

ArmaninoLLP
San Ramon, California

September 9, 2022